UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Morningstar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2015 Annual Meeting and Proxy Statement

Letter from Joe Mansueto, Chairman & CEO

Notice of Annual Meeting

Proxy Statement

01	Questions and Answers About the Annual Meeting and the Proxy Materials	24	Executive Compensation
		27	Equity Compensation Plan Information
04	Proposal 1: Election of Directors
		28	Audit Committee Report
06	Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	30	Principal Accounting Firm Fees

07	Board of Directors and Corporate Governance	31	Certain Relationships and Related Party Transactions

14	Security Ownership of Certain Beneficial Owners and Management	32	Section 16(a) Beneficial Ownership Reporting Compliance

16	Compensation Discussion and Analysis	32	Shareholder Proposals or Nominations

23	Compensation Committee Report	33	Obtaining Our Financial Statements

23	Compensation Committee Interlocks and Insider Participation	33	Communicating With Us

April 2, 2015

Dear Shareholder:

We will hold our 2015 Annual Shareholders’ Meeting at 9 a.m. Central time on Tuesday, May 12, 2015 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. We look forward to your participation, either in person or by proxy.

At this year’s meeting, the agenda includes the following items:

• Election of directors.

• Ratification of the appointment of our independent registered public accounting firm.

Please refer to the proxy statement for detailed information on each of the proposals and the meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the meeting.

If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at (312) 696-6621. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, through its website at www.computershare.com/contactUS or by phone at (866) 303-0659 (within the United States and Canada) or (312) 588-4659 (outside the United States and Canada).

Sincerely,

Joe Mansueto

Chairman of the Board and Chief Executive Officer

Morningstar, Inc.
Notice of Annual Shareholders’ Meeting
To be held on May 12, 2015

Dear Shareholder:

You are cordially invited to attend our 2015 Annual Shareholders’ Meeting, which will be held at 9 a.m. Central time on Tuesday, May 12, 2015 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602.

We are holding the annual meeting for the following purposes:

•           To elect the directors to hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed.

•           To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

•           To transact other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the meeting.

You may vote at the meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 13, 2015, the record date for the meeting. A list of shareholders entitled to vote will be available for inspection for 10 days prior to the meeting at our corporate headquarters, 22 West Washington Street, Chicago, Illinois 60602.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, see How do I vote? on page two.

Richard E. Robbins

General Counsel and Corporate Secretary

Chicago, Illinois

April 2, 2015

Proxy Statement

Our Board of Directors (the Board) solicits your proxy for the 2015 Annual Shareholders’ Meeting to be held at 9 a.m. Central time on Tuesday, May 12, 2015 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602 and at any postponement or adjournment of the meeting, for the purposes set forth in the Notice of Annual Shareholders’ Meeting included with this proxy statement. We made copies of this proxy statement available to shareholders beginning on April 2, 2015.

Questions and Answers About the Annual Meeting and the Proxy Materials

Where is the annual meeting?

We will hold the annual meeting at 9 a.m. Central time on Tuesday, May 12, 2015 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach our auditorium. You will need to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On April 2, 2015 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. The Notice explains how to access the proxy materials on the Internet and how to vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect the Board to serve until our next annual meeting and will also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015. We do not expect any other matters to be presented at the meeting. If other matters are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 13, 2015 are entitled to vote at the meeting. On that date, there were 44,338,477 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

Morningstar, Inc. 2015 Proxy Statement	01

How many votes are required to elect directors and adopt proposals?

The election of each director and ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum for consideration of that matter at the meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the meeting, you must obtain a proxy from your broker, bank, or other shareholder of record and present it to the inspectors of election with your ballot. If you do not wish to vote in person or will not be attending the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy as follows:

•   FOR the election of the directors listed in the proxy statement.

•   FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2015.

What happens if I abstain from voting on a matter or my broker withholds my vote?

For each matter to be considered at the meeting, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you attend the meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the meeting.

Can I revoke my proxy?

You may revoke your proxy at any time before the completion of voting at the meeting by voting in person at the meeting or by delivering instructions before the meeting by mail to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

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Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We do not compensate them for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy material to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the reasonable expenses of doing so in accordance with applicable law.

Will a live video stream of the annual meeting be available?

You can view a live video stream of the annual meeting at http://global.morningstar.com/annualmeeting2015. You can submit questions for management to address during the meeting by visiting http://morningstar.socialqa.com.

Will a recording of the annual meeting be available?

You can view a video recording at http://corporate.morningstar.com until November 30, 2015.

Morningstar, Inc. 2015 Proxy Statement	03

Proposal 1: Election of Directors

Our nominees for election as directors include seven independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (Nasdaq), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each person listed below to serve as a director for the term beginning at the annual meeting on May 12, 2015 and ending with the annual meeting to be held in 2016 or until his or her successor, if any, is elected or appointed. Unless proxy cards are otherwise marked, the persons named as proxy holders will vote all proxies received FOR the election of each nominee.

If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxy holders may vote either for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board believes that each nominee will be able and willing to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees.

Name	Age	Position
Joe Mansueto	58	Chairman of the Board and Chief Executive Officer
Don Phillips	52	Managing Director and Director
Cheryl Francis	61	Director
Steve Kaplan	55	Director
Gail Landis	62	Director
Bill Lyons	59	Director
Jack Noonan	67	Director
Paul Sturm	68	Director
Hugh Zentmyer	69	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984. He has served as chairman since our company’s inception and as chief executive officer from 1984 to 1996 and from 2000 to the present. He holds a bachelor’s degree in business administration from The University of Chicago and a master’s degree in business administration from The University of Chicago Booth School of Business.

Don Phillips

Don Phillips is a managing director for Morningstar. Before taking on his current role in January 2014, he served as head of global research during 2013. He joined us in 1986 as our first analyst. He served as our vice president and publisher from 1991 to 1996, as our president from 1996 to 1998, as our chief executive officer from 1998 to 2000, as our president of fund research from 2009 to 2012, and as our president of the Investment Research division from 2012 to 2013. He has served on the Board since August 1999. He holds a bachelor’s degree in English from the University of Texas and a master’s degree in American literature from The University of Chicago.

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been co-chair, Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since August 2008 and vice-chair from 2002 to August 2008.

04	Morningstar, Inc. 2015 Proxy Statement

She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HNI Corporation and Aon plc. She holds a bachelor’s degree from Cornell University and a master’s degree in business administration from The University of Chicago Booth School of Business.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance. He holds a bachelor’s degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. He currently serves as a member of the board of directors of Accretive Health, Inc. and on the board of trustees of the Columbia Acorn Funds.

Gail Landis

Gail Landis was elected to the Board in May 2013. She was a founding partner of Evercore Asset Management, LLC, an institutional asset management firm, and served as managing principal from 2005 until her retirement in December 2011. From 2003 to 2005, she served as head of distribution for the Americas for Credit Suisse Asset Management, the asset management division of Credit Suisse AG. From 1981 to 2002, she served in senior roles with Sanford C. Bernstein & Co., Inc. and its successor company AllianceBernstein L.P., a global asset management firm. She holds a bachelor’s degree in East Asian studies from Boston University and a master’s degree in business administration from New York University’s Stern School of Business.

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel, chief operating officer, and president. He currently serves as a member of the board of directors of NIC Inc. and The NASDAQ Stock Market LLC, NASDAQ OMX BX, and NASDAQ OMX PHLX, all wholly owned subsidiaries of the NASDAQ OMX Group. He holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and served as transition executive of International Business Machines Corporation, a leading manufacturer of information technologies, from October 2009 to December 2009. From January 1992 to October 2009, he served as president and chief executive officer of SPSS Inc, a software company specializing in predictive analytics. From January 2008 to October 2009, he also served as chairman of the board of directors of SPSS Inc. He currently serves as a member of the board of directors of Fleetmatics Group PLC and Lionbridge Technologies, Inc.

Paul Sturm

Paul Sturm served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and wrote a monthly column on investing for Smart Money magazine between 1992 and 2006. From 1985 to 1989, he was assistant managing editor at Business Week. From 1980 until 1985, he held a similar position at Forbes. Before that, he worked as a business writer for a variety of publications based in New York, Washington, and London. He holds a bachelor’s degree in economics from Oberlin College and a master’s degree in journalism from Columbia University. He received a juris doctor degree from Georgetown University Law Center.

Hugh Zentmyer

Hugh Zentmyer was appointed to the Board in January 2010. He served as executive vice president of Illinois Tool Works Inc., a diversified manufacturer of industrial systems and components, from 1995 until his retirement in January 2009. He holds a bachelor’s degree in accounting from the University of Cincinnati and a master’s degree in business administration from Xavier University.

Morningstar, Inc. 2015 Proxy Statement	05

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2015. As a matter of good corporate governance, we are submitting the appointment of KPMG as our independent registered public accounting firm to shareholders for ratification. If shareholders do not ratify the appointment of KPMG at the annual meeting, the Audit Committee will review its appointment of KPMG as our independent registered public accounting firm.

We expect that a representative of KPMG will attend the annual meeting. The KPMG representative will have an opportunity to make a statement if he or she so desires and will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance—Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2014, and related matters.

Recommendation of the Board

The Board recommends that you vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2015.

06	Morningstar, Inc. 2015 Proxy Statement

Board of Directors and Corporate Governance

We have adopted a set of Corporate Governance Guidelines to guide the Board in its objective of enhancing shareholder value over the long term. The shareholders elect the Board and vote on extraordinary matters. Our Board currently consists of nine directors. The Board believes there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include seven independent directors and two members of our senior management team.

Independent Directors

Each of our directors, other than Joe Mansueto and Don Phillips, qualifies as independent under Nasdaq requirements. The Nasdaq independence rules preclude a finding of independence if the director is employed by the company or has engaged in various types of business dealings with the company. In reaching its conclusion that each of our non-employee directors is independent, the Board has determined that none of them has a relationship with the company that would interfere with the exercise of his or her independent judgment.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they relate to the company. For Cheryl Francis, the Board considered ordinary course transactions between the company and Aon plc, where she is a member of the board of directors, and ordinary course transactions between the company and Corporate Leadership Center, where she is co-chairman. For Steve Kaplan, the Board considered ordinary course transactions between the company and Columbia Acorn Funds, where he is a member of the board of trustees, and a charitable contribution of $25 million to be paid over time by Joe Mansueto to support the construction of a library at the University of Chicago, where Steve is a professor. For Bill Lyons, the Board considered ordinary course transactions between the company and The NASDAQ Stock Market LLC, where he is a director. Gail Landis, Jack Noonan, Paul Sturm, and Hugh Zentmyer do not have any relationships involving the company other than their positions as members of the Board.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the SEC for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is related to Cheryl’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

The Board has determined that each member of the Compensation Committee qualifies as independent under special standards established by the SEC and also under the Internal Revenue Code for members of compensation committees.

The Nominating and Corporate Governance Committee has certain oversight responsibilities imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) that pertain to Morningstar Credit Ratings, LLC, a Nationally Recognized Statistical Rating Organization and one of the company’s subsidiaries. The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as independent under special standards established by the Dodd-Frank Act applicable to board committees with those oversight responsibilities. The Dodd-Frank Act requires that the oversight committee have at least one user of credit ratings. The Board has determined that Bill Lyons, a member of the Nominating and Corporate Governance Committee, is a user of credit ratings within the meaning of the Dodd-Frank Act. This designation is related to Bill’s experience and understanding with respect to certain matters pertaining to credit ratings. The designation does not impose upon him any duties, obligations, or liabilities that are greater than those generally imposed on him as a member of the Nominating and Corporate Governance Committee and the Board. His designation as a user of credit ratings

Morningstar, Inc. 2015 Proxy Statement	07

does not affect the duties, obligations, or liabilities of any member of the Nominating and Corporate Governance Committee or the Board.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board’s responsibilities include:

•    selecting and regularly evaluating the performance of the chief executive officer;

•    planning for chief executive officer succession;

•    monitoring succession planning for other senior executives;

•    overseeing the conduct of our business to evaluate whether the business is being properly managed, including review of the strategic plan;

•    risk oversight; and

•    overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and compliance with law and ethics.

The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain extraordinary corporate actions.

The Board is responsible for determining the roles of the chairman of the board and chief executive officer. The Board recognizes that in some circumstances there can be great value in having separate individuals serve as chairman and chief executive officer. However, the Board believes that having Joe Mansueto serve as both chairman and chief executive officer is in the best interest of the company and its shareholders at this point in time given the nature and size of our business, the company’s current management needs, the composition of the current board, and Joe’s position as founder and controlling shareholder of the company. The Board would consider making a change to the combined chairman and chief executive officer structure if it determined that would be the best course of action for the company.

The Board has not designated a lead director; however, the independent directors choose from among themselves a lead director with respect to specific matters when appropriate. The Board believes this practice has been working well. The Chair of the Nominating and Corporate Governance Committee works closely with the chairman to set the agenda for each Board meeting and serves as a liaison between the chairman and the independent directors.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without members of management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Board’s Role in Risk Oversight

The Board’s role in the company’s risk oversight process involves both the Audit Committee and the full Board. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. Management identifies and prioritizes enterprise-wide risks. Each year, the full Board receives a presentation by management on enterprise

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risk, including operational, financial, legal and regulatory, and strategic and reputational risks. Management makes additional reports about enterprise risks as needed or as requested by the Board. The Board believes the current leadership structure discussed above enhances its oversight of risk because our chief executive officer, who is ultimately responsible for the company’s management of risk, also chairs regular board meetings, and with his in-depth knowledge and understanding of the company, is best able to bring key business issues and risks to the Board’s attention.

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. In reaching this determination, we have taken into account the following design elements of our compensation policies and practices: the mixture of cash and equity-based compensation encourages an appropriate balance between short-term and long-term risk, multi-year vesting of equity awards encourages employees to focus on the long-term operational and financial performance of the company, and the use of stock ownership requirements for our executive officers not only aligns their interests with shareholders but also discourages a short-term focus.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board held six meetings in 2014. We expect each director to attend each meeting of the Board and the committees on which he or she serves as well as the annual meeting. In 2014, each director attended all of the meetings of the Board and the committees on which he or she served, except that Cheryl Francis missed one Compensation Committee meeting and Paul Sturm missed one Audit Committee meeting and one Board meeting. Each of the directors attended our 2014 Annual Shareholders’ Meeting.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under Nasdaq standards. Each Board committee has a written charter approved by the Board. A copy of each charter is available on our website at http://corporate.morningstar.com/US/InvestorRelations in the Corporate Governance section. The table below shows the members of each committee and the number of meetings held by each committee during 2014.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Don Phillips
Cheryl Francis	Chair	Member
Steve Kaplan		Chair	Member
Gail Landis	Member	Member
Bill Lyons		Member	Member
Jack Noonan	Member	Member
Paul Sturm	Member		Chair
Hugh Zentmyer	Member		Member
2014 Meetings	10	7	4

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm. We describe the responsibilities and activities of the Audit Committee in greater detail in the Audit Committee Report on page 28.

Morningstar, Inc. 2015 Proxy Statement	09

Compensation Committee

The Compensation Committee reviews and determines salaries, incentive plan awards, and other matters relating to compensation of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the officer’s performance and overall contribution to the company. It also makes recommendations to the Board concerning compensation for the chief executive officer. The Compensation Committee administers our equity-based compensation plans, including reviewing and granting equity-based awards to our non-employee directors, executive officers, and other employees. The Compensation Committee also reviews and determines various other Morningstar compensation policies and related matters. The Compensation Committee makes recommendations to the Board concerning our compensation practices for non-employee directors.

The Compensation Committee may, in its discretion and only to the extent permitted by law, delegate its authority to a subcommittee of the Compensation Committee. The Compensation Committee may engage its own outside advisors as it deems appropriate. In 2014, the Compensation Committee didn’t retain an independent compensation consultant to advise it on executive compensation. We discuss additional information about the Compensation Committee, its activity during 2014, and related matters in the Compensation Discussion and Analysis section, which begins on page 16.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. Although the company does not have a formal diversity policy, the Nominating and Corporate Governance Committee and the Board believe that it is essential that the individual Board members represent diverse opinions, perspectives, personal and professional experiences, and backgrounds. The Nominating and Corporate Governance Committee reviews these factors and others it considers useful in the context of the perceived needs of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2014, we did not use a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders using the same criteria it uses for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis on corporate governance matters and is responsible for discharging the Dodd-Frank Act corporate governance oversight requirements that pertain to Morningstar Credit Ratings, LLC, a Nationally Recognized Statistical Rating Organization and one of the company’s subsidiaries.

Director Qualifications

Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. We describe certain individual qualifications and skills that led the Board to conclude that each person should serve as a director below. Additional details on our director nominees are set forth in their biographies beginning on page 3.

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•    As the founder and controlling shareholder of the company, Joe Mansueto’s knowledge of all aspects of the business and the financial information industry position him well to serve as our chairman and chief executive officer.

•    Don Phillips brings to the Board an in-depth understanding of the investment industry. He is a well-respected advocate for investors, with nearly 30 years of experience analyzing and commenting on investing trends.

•    Cheryl Francis is an experienced financial leader. Her experience serving as the chief financial officer of a public company makes her a valuable asset, both on our Board and as Chair of the Audit Committee. Cheryl also currently serves on the board of two other public companies and qualifies as an audit committee financial expert under the relevant SEC rules.

•    Steve Kaplan has an extensive background in academia. As a professor, his research and teaching focus on issues in private equity and entrepreneurial finance. His expertise is valuable in analyzing our business and potential acquisitions. Steve also currently serves on the board of another public company.

•    Gail Landis brings to the Board deep knowledge of the asset management industry. With 30 years of experience as an investment management executive, she has an excellent understanding of the needs of institutional clients.

•    As the former chief executive officer of a private investment management company, Bill Lyons has extensive experience in the mutual fund industry. Both through his work in the mutual fund industry and as a member of the investment committee of three private foundations, Bill has experience with relevant matters pertaining to credit ratings that help the Nominating and Corporate Governance Committee fulfill its oversight responsibilities relating to Morningstar Credit Ratings. His business acumen and knowledge of the mutual fund industry provide our Board with unique insight and a keen perspective on our customers’ priorities and challenges. Bill also currently serves on the board of another public company.

•    As the former chief executive officer of a public company, Jack Noonan offers a wealth of management and business experience. Jack’s exposure to the complex issues facing a global software provider makes him a valuable member of our Board. Jack also currently serves on the board of two other public companies.

•    Paul Sturm brings to the Board his unique perspective as a financial journalist and a comprehensive understanding of the investment media, as well as a deep understanding of our people, culture, and products.

•    With his years of experience working at a large decentralized company, Hugh Zentmyer brings to the Board his understanding of what makes businesses work effectively and efficiently. He has experience leading businesses with worldwide operations that market their products through multiple channels. His experience with global strategic acquisitions fits well with our company’s emphasis on global expansion.

Limitation on Other Board Service

We require that our directors who are currently serving as an executive officer of a public company serve on a total of no more than three public company boards, including ours. We require that our directors who are not currently serving as an executive officer of a public company serve on no more than four public company boards, including ours.

Communications from Shareholders to the Board

Shareholders may communicate with the Board by writing to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our general counsel and corporate secretary to forward correspondence only to the intended recipients; however, the Board has also instructed him to review the correspondence prior to forwarding it and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, he may forward some of the correspondence elsewhere in the company for review and possible response.

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Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines on our website at http://corporate.morningstar.com/US/documents/PR/CorpGovGuidelines.pdf.

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

•    The Board believes that a board of directors consisting of seven to 12 members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

•    The Board may fill Board vacancies. Directors appointed by the Board to fill vacancies serve until the next annual meeting at which directors are to be elected.

•    The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant Nasdaq requirements and applicable law and regulations.

•    The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they can also result in the loss of contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations and, therefore, provide an increasing contribution to the Board as a whole. The Board believes that, as an alternative to term limits, the Board can continue to evolve and adopt new viewpoints through the process for the evaluation and nomination of director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when considering the appropriate slate of candidates to recommend for nomination.

•    Directors are required to retire from the Board when they reach the age of 73. A director reaching the age of 73 following his or her election to the Board may continue to serve until the next annual meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement for any director if deemed in the best interests of the company.

•    The Board believes that any director who discontinues his or her present employment or who materially changes his or her position should promptly tender a written offer of resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed circumstances.

•    All directors are expected to comply with their obligations described in the Conflicts of Interest section of our Corporate Governance Guidelines. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our general counsel for evaluation. If a significant conflict cannot be resolved, the director may be expected to resign.

•    If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Corporate Governance section of our website at http://corporate.morningstar.com/US/InvestorRelations also includes our Code of Ethics and our Securities Trading and Disclosure Policy, each of which has been adopted by the Board.

12	Morningstar, Inc. 2015 Proxy Statement

Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

Each non-employee director is entitled to receive an annual retainer of $30,000. Non-employee directors who are members of a committee receive an additional annual retainer of $5,000 per committee. The Audit Committee Chair, Compensation Committee Chair, and Nominating and Corporate Governance Committee Chair receive an annual retainer of $25,000, $10,000, and $10,000, respectively. In addition to the retainers described above, we reimburse our non-employee directors for travel expenses for attending Board and committee meetings.

Equity-Based Compensation

In 2014, each of our non-employee directors received an annual grant of restricted stock units covering shares with a value of $130,000 at grant, that vest over a period of three years. In lieu of receiving an annual grant of restricted stock units, new non-employee directors receive an initial grant of restricted stock units covering shares with a value of $250,000 at grant, also vesting over a period of three years.

2014 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2014. Joe Mansueto and Don Phillips are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings.

	Fees Earned or Paid in Cash	Stock Awards	Total[1]
Cheryl Francis	$65,000	$129,990	$194,990
Steve Kaplan	50,000	129,990	179,990
Gail Landis	40,000	129,990	169,990
Bill Lyons	40,000	129,990	169,990
Jack Noonan	40,000	129,990	169,990
Paul Sturm	50,000	129,990	179,990
Hugh Zentmyer	40,000	129,990	169,990

(1) As required by relevant SEC rules, the amounts shown represent the aggregate grant date fair value for restricted stock unit awards granted in 2014 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating this amount. As of December 31, 2014, our non-employee directors held the following number of restricted stock units, including dividend equivalents credited with respect to the restricted stock units: Cheryl Francis 3,501, Steve Kaplan 3,501, Gail Landis 4,159, Bill Lyons 3,501, Jack Noonan 3,501, Paul Sturm 3,501, and Hugh Zentmyer 3,501.

Don Phillips is a member of our board and a Morningstar managing director. In 2014, Don received a base salary of $187,500 and a bonus of $155,000 for 2014 performance. Also during 2014, Don received a grant of restricted stock units with a value equal to $224,959 at grant, which vest over a period of four years.

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Security Ownership of Certain Beneficial Owners and Management

The following table shows information about beneficial ownership of our common stock as of March 1, 2015 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to the shares listed.

The following table is based on 44,356,601 shares of our common stock outstanding as of March 1, 2015.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock
Joe Mansueto[1]	24,572,134	55.4%
Stéphane Biehler	4,047	*
Bevin Desmond[2]	71,032	*
Greg Goff[3]	8,453	*
Tom Idzorek	12,451	*
Don Phillips[4]	186,814	*
Cheryl Francis[5]	21,243	*
Steve Kaplan[6]	49,345	*
Gail Landis	1,190	*
Bill Lyons[7]	17,355	*
Jack Noonan[8]	59,023	*
Paul Sturm[9]	52,198	*
Hugh Zentmyer[10]	11,507	*
All directors and executive officers as of March 1, 2015 as a group (20 persons)[11]	25,328,513	57.1
Eaton Vance Management[12]	4,718,180	10.6

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. Joe has pledged 1,400,000 shares of our common stock as security under the terms of a bank credit agreement. Includes 109,880 shares of our common stock held by the Mansueto Foundation, a private charitable foundation.

(2) Includes 6,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015 and 23,887 shares of common stock held by Bevin’s spouse.

(3) Includes 4,571 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015.

(4) Includes 6,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015.

(5) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015.

(6) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015.

(7) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015 and 7,500 shares of common stock as to which Bill has shared voting and investment power.

(8) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015 and 1,000 shares of common stock held by Jack’s spouse.

(9) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015.

(10) Includes 2,316 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2015.

(11) Includes 40,729 shares of common stock as to which directors and executive officers have the right to acquire beneficial ownership by April 30, 2015.

14	Morningstar, Inc. 2015 Proxy Statement

(12) The indicated interest is based solely on a Schedule 13G filed on January 13, 2015 by Eaton Vance Management (EVM), a registered investment adviser, whose business address is 2 International Place, Boston, MA 02110. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2014 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
EVM	4,718,180	4,718,180	0	4,718,180	0

Restricted Stock Units

The following table shows information about the number of unvested restricted stock units, including dividend equivalents credited with respect to the restricted stock units, held as of March 1, 2015 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, and all of our directors and executive officers as a group. The restricted stock units shown in this table will not vest by April 30, 2015.

	Number of Unvested Restricted Stock Units
Joe Mansueto	—
Stéphane Biehler	11,320
Bevin Desmond	14,985	[1]
Greg Goff	16,343
Tom Idzorek	18,323
Don Phillips	10,656
Cheryl Francis	3,503
Steve Kaplan	3,503
Gail Landis	4,159
Bill Lyons	3,503
Jack Noonan	3,503
Paul Sturm	3,503
Hugh Zentmyer	3,503
All directors and executive officers as of March 1, 2015 as a group (20 persons)	146,846

(1) Includes 343 unvested restricted stock units, including dividend equivalents credited with respect to the restricted stock units, held by Bevin’s spouse.

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Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers identified in the following table in 2014. We refer to this group as the named executive officers, and the group includes our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers.

Name	Title
Joe Mansueto	Chairman and Chief Executive Officer
Stéphane Biehler	Chief Financial Officer
Bevin Desmond	Head of Global Markets and Human Resources
Greg Goff	Chief Technology Officer
Tom Idzorek	Former President, Morningstar Investment Management

In February 2015, Tom Idzorek stepped down as president of the Morningstar Investment Management group and became the head of investment methodology and economic research for Morningstar.

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar 2011 Stock Incentive Plan (the Stock Incentive Plan) and the Morningstar Incentive Plan (the Incentive Plan).

Our goal is to develop compensation policies and practices that:

•                  attract and retain talented executives;

•                  motivate and reward our executives for their individual and collective contributions to the company; and

•                  align our executive’s interests with the long-term interests of our shareholders.

The Compensation Committee believes that, as members of our management team take on more responsibility at Morningstar, variable incentive pay and equity awards should make up a larger portion of their total compensation. Our compensation program is designed to reward each member of our management team based on his or her overall contribution to the company and the goals and initiatives most relevant to his or her role.

The Compensation Committee does not use rigid formulas to determine executive compensation but nevertheless aims to tie incentive compensation closely to value creation, as measured by increases in revenue and EBITDA (earnings before interest, taxes, depreciation, and amortization). The Compensation Committee also believes a meaningful portion of each executive’s compensation should be in the form of equity awards. Our equity program, combined with our stock ownership requirements for our executive officers and directors, rewards long-term stock performance. The Compensation Committee bases its decisions about an executive’s compensation on its assessment of his or her performance and contribution toward enhancing the intrinsic value of our company. The Compensation Committee relies on its judgment in determining the amounts and combination of base salary, annual bonus, and equity awards. In 2014, the Compensation Committee did not retain a compensation consultant to advise it on executive compensation.

The Compensation Committee compares the total compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee doesn’t target specific compensation levels based on its review of other companies’ pay practices, but believes it is relevant to consider this information to obtain a general understanding of current compensation practices.

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In 2014, the Compensation Committee compared the total compensation of our executives with compensation for executives at the following companies:

Advent Software, Inc.	FactSet Research Systems, Inc.	IHS Inc.
The Advisory Board Company	Fair Isaac Corporation	MSCI Inc.
The Corporate Executive Board	Financial Engines Inc.	SEI Investments Company
Dun & Bradstreet Corporation	Forrester Research, Inc.	Solera Holdings Inc.
Equifax Inc.	Gartner, Inc.	SS&C Technologies Holdings, Inc.

The Compensation Committee also evaluated various published survey data provided by the McLagan and Radford compensation surveys. These surveys provide information about compensation levels and practices at financial services and technology companies. When reviewing data from published surveys, the Compensation Committee focuses on information specific to companies of Morningstar’s size. For purposes of this Compensation Discussion and Analysis, we refer to the compensation data for these companies and surveys as “market data.”

Changes to 2014 Executive Compensation Program

In 2014, the Compensation Committee introduced a long-term incentive award program to increase the portion of compensation tied to the achievement of pre-established performance goals. The Compensation Committee believes a performance-based long-term incentive program increases alignment with shareholders and provides executives a more direct link between company financial performance and personal rewards.

The new program consists of performance share awards, with a three-year performance period. A performance share is the right to receive a share of stock if certain conditions are satisfied during the performance period. The Compensation Committee expects to begin a new three-year performance period each year, meaning that performance periods will overlap and create an ongoing focus on longer-term financial performance. We discuss additional information about the performance share awards below under Performance Shares.

“Say on Pay” Vote

The company provides its shareholders with an opportunity to cast an advisory “say on pay” vote on executive compensation once every three years. The company held its last “say on pay” vote at its 2014 Annual Shareholders’ Meeting, and the proposal was approved with more than 96% support. The Compensation Committee did not make any changes to the company’s executive compensation program in response to the 2014 “say on pay” vote. The company will conduct its next “say on pay” vote at its 2017 Annual Shareholders’ Meeting.

CEO Compensation

In consideration of his status as our principal shareholder, Joe Mansueto believes his compensation as our chief executive officer should be directly aligned with other shareholders and be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he does not participate in our equity or cash-based incentive programs. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. While the Compensation Committee may review and make recommendations to the Board concerning Joe’s compensation, we expect that his salary will remain at $100,000 per year for the foreseeable future.

Elements of our Executive Compensation Program

Our executive compensation program currently consists of two main elements: cash compensation (including annual base salary and annual bonus) and equity-based compensation (restricted stock units and performance shares). The Compensation Committee believes that its current compensation program for executive officers strikes the correct balance. This mix of equity and cash compensation is intended to align our executive officers with shareholders and provide incentives for our executive officers to enhance the intrinsic value of our company.

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Cash Compensation

We pay cash compensation in the form of base salary and bonuses under the Incentive Plan. We include bonuses in the compensation package because the Compensation Committee believes doing so encourages strong financial and operational performance. We describe each component of cash compensation in more detail below.

Base Salary: The Compensation Committee reviews and determines the base salaries of our executive officers, other than Joe, based on Joe’s feedback about the individual’s performance and overall contribution to the company.

In February 2014, the Compensation Committee approved an increase in Bevin Desmond’s base salary from $275,000 to $300,000. This increase was approved to align Bevin’s total compensation with the other executive officers based on her contributions to the business. No other salary increases were approved for our named executive officers in 2014.

Incentive Plan: The Incentive Plan rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. As noted above, Joe does not participate in the Incentive Plan. The design of the Incentive Plan gives the Compensation Committee discretion to establish bonuses for our other executive officers based on an assessment of the individual’s achievements and feedback from Joe about the individual’s performance and overall contribution to the company, while preserving the company’s ability to deduct the bonuses to the extent permitted under Section 162(m) of the Internal Revenue Code.

In early 2014 the Compensation Committee established a performance-based compensation measure of 0.9% of operating income before bonus expense (i.e., operating income plus bonus expense) for each named executive officer. This measure set the maximum potential bonus for each named executive officer at $1,382,843. Consistent with Section 162(m) of the Internal Revenue Code, the Compensation Committee has the ability to reduce the bonus payout based on overall company and individual performance. We describe how the Compensation Committee exercised this discretion below.

2014 Bonus Target and Bonus Determinations for Named Executive Officers (Other than Joe Mansueto): In February 2014, the Compensation Committee approved the 2014 bonus target for each of our named executive officers then employed by us (other than Joe Mansueto, who does not participate in the Incentive Plan). The 2014 bonus targets ranged from approximately 86% to 100% of each named executive officer’s base salary. The Compensation Committee determined these target bonus levels based on its assessment of the named executive officer’s impact on the company’s results and a desire for a meaningful portion of total compensation to be in the form of variable incentive pay. In determining target bonus levels, the Compensation Committee also reviewed incentive compensation practices at similar companies. As noted above, while the Compensation Committee does not target compensation elements against the market data, the Compensation Committee does review the market data to understand competitive market practices with respect to executive compensation.

The Compensation Committee determined payouts for the 2014 incentive bonuses based primarily on financial performance, using a formula that measured adjusted revenue and adjusted EBITDA relative to goals established for the bonus program. Revenue and EBITDA are adjusted to exclude the impact of certain things, such as intangible amortization, expected incentive compensation costs, foreign currency fluctuations, capitalized software development and its associated depreciation, and acquisitions and divestitures. At the beginning of 2014, the Compensation Committee established a funding formula that specifies bonus funding based on various performance levels. The same formula is used for adjusted revenue and adjusted EBITDA, with the final payout factor being weighted 70% for adjusted revenue and 30% for adjusted EBITDA.

18	Morningstar, Inc. 2015 Proxy Statement

The graphic below illustrates how this formula works:

2014 Bonus Funding Formula

In 2014, our financial performance resulted in the following calculation of the bonus funding factor and final payout factor:

Measure	Achievement	Goal	Goal Attainment	Funding Factor	Weighting	Final Payout Factor
Adjusted Revenue (Millions)	$748.5	$750.5	99.7%	98.9%	70%	95.5%
Adjusted EBITDA (Millions)	$282.8	$291.8	96.9%	87.5%	30%

Each executive’s bonus target was multiplied by the final payout factor to determine the bonus payout. Adjustments to this award were then determined based on each executive’s individual performance. The Compensation Committee did not establish quantifiable metrics for individual performance. Rather, the Compensation Committee reviewed Joe’s evaluation of each executive’s contributions to key company initiatives and his or her broader impact on the growth of the business. The bonus discussion below describes the key goals for each named executive officer as well as how the Compensation Committee evaluated performance against those goals. The table below shows the target earned by each of our named executive officers who participated in the Incentive Plan based on the achievement of financial goals and the adjustments made for individual performance.

	2014 Target Bonus [A]	Company Funding Factor [B]	Individual Performance Adjustment [C]	Final Bonus [A] x [B] x [C]
Stéphane Biehler	$350,000	95.5%	100%	$335,000
Bevin Desmond	$300,000	95.5%	100%	$285,000
Greg Goff	$300,000	95.5%	110%	$315,000
Tom Idzorek	$300,000	95.5%	100%	$285,000

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We describe the factors affecting the individual performance adjustment for each of our named executive officers who participated in the Incentive Plan in more detail below.

Stéphane Biehler: Stéphane’s key goals included driving the global rollout of our new financial systems, providing leadership in our expense management initiatives, and strengthening our global finance organization. In 2014, we made significant progress in globalizing our financial infrastructure and were able to successfully manage costs. Based on these factors, Joe recommended to the Compensation Committee that Stéphane’s individual performance adjustment be 100%.

Bevin Desmond: Bevin’s key goals included enhancing our new organizational structure by encouraging effective collaboration, strengthening our global human resource function, and promoting our efforts to attract and retain top talent. Bevin made strong contributions to these initiatives and, based on these factors, Joe recommended to the Compensation Committee that Bevin’s individual performance adjustment be 100%.

Greg Goff: Greg’s focus in 2014 was on continuing to upgrade our technology infrastructure, including a focus on enhancing our product engineering practices. Joe believes that Greg contributed beyond expectations and, based on these factors, Joe recommended to the Compensation Committee that Greg’s individual performance adjustment be 110%.

Tom Idzorek: Tom’s goals for 2014 included driving the growth and enhancing the product platform of some of our key investment management offerings. Our investment management offerings were key growth contributors in 2014 and, based on that success, Joe recommended to the Compensation Committee that Tom’s individual performance adjustment be 100%.

Equity-Based Compensation

The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees are eligible for awards under the Stock Incentive Plan. As noted above, Joe Mansueto does not participate in the Stock Incentive Plan.

Equity awards that vest over time are an important part of how we reward our executive officers and other employees. We pay a meaningful portion of executive officer compensation in the form of equity awards to help align the economic interests of our executive officers with those of our shareholders. We also believe it’s important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation we provide to each executive officer in a given year generally reflects the individual’s level of responsibility within the company.

The Compensation Committee reviews the value of annual equity awards for each executive officer to assure that they reflect each individual’s responsibility within the company and encourage retention and long-term alignment with company success. In 2014, the Compensation Committee targeted the value of annual equity grants for our named executive officers at approximately 36% to 45% of total compensation.

In 2014, we granted restricted stock units and performance shares to our named executive officers. We describe these awards in more detail below.

Restricted Stock Units: In May 2014, the Compensation Committee granted restricted stock units to our named executive officers. The table below shows the approximate value approved for each named executive officer in 2014 and 2013.

	2014 Approximate Value of Restricted Stock Units	2013 Approximate Value of Restricted Stock Units
Stéphane Biehler	$250,000	$1,000,000
Bevin Desmond	220,000	380,000
Greg Goff	476,000	300,000
Tom Idzorek	220,000	350,000

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The value of Stéphane’s restricted stock unit grant was lower in 2014 because his 2013 grant value reflected two restricted stock unit awards granted in connection with the start of his employment. Bevin’s and Tom’s 2014 restricted stock unit grants were lower than in 2013 because the Compensation Committee allocated the 2014 equity-based compensation between time-based restricted stock units and performance shares rather than 100% time-based restricted stock units. The value of Greg’s 2014 restricted stock unit grant was greater than in 2013 because in addition to his annual grant, the Compensation Committee approved a special one-time grant to recognize Greg’s strong performance and contributions to the business.

Performance Shares: As described above under Changes to 2014 Executive Compensation Program, the Compensation Committee introduced a long-term incentive award program consisting of performance shares with a three-year performance period. The performance shares vest based on our cumulative revenue generated for the performance period of January 1, 2014 through December 31, 2016. The Compensation Committee selected cumulative revenue as the performance measure for this performance period to focus our named executive officers on accelerating top-line growth. The table below shows the 2014 targeted value and number of performance shares approved for each named executive officer.

	2014 Approved Targeted Value of Performance Shares	Number of Performance Shares
Stéphane Biehler	$150,000	1,920
Bevin Desmond	250,000	3,201
Greg Goff	250,000	3,201
Tom Idzorek	250,000	3,201

The Compensation Committee established threshold, target, and maximum performance levels for cumulative revenue so the following percentage of performance shares will vest upon achievement of those performance levels:

Performance Level	Percentage of Performance Shares that Vest
Threshold	0%
Target	100%
Maximum	200%

The target performance level was established as a stretch goal, requiring a higher revenue growth rate than we have recently realized.

The vesting percentage of the performance shares will be determined using straight-line interpolation between the performance levels set forth above, and none of the performance shares will vest if performance is below the threshold performance level. The Compensation Committee will adjust the threshold, target, and maximum performance levels to reflect acquisitions, divestitures, or discontinued operations.

For the three-year performance period beginning in 2015, the Committee has determined that performance will be measured based on a combination of revenue growth and EBITDA growth, with 70% of the award based on cumulative revenue achievement and 30% based on cumulative EBITDA achievement.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our executive officers.

If there is a change in control of Morningstar, the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the Stock Incentive Plan. The following events constitute a change in control within the meaning of the Stock Incentive Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving

Morningstar, Inc. 2015 Proxy Statement	21

company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Compensation Committee has not determined how it will exercise its discretion if there is a change in control of Morningstar. If there had been a change in control of Morningstar on December 31, 2014, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested restricted stock units that would have vested for the benefit of each of our named executive officers would have been: Joe $0; Stéphane $608,274; Bevin $739,506; Greg $849,772; and Tom $976,992; the market value on that date of the shares subject to unvested performance shares that would have vested at the target performance level for the benefit of each of our named executive officers would have been: Joe $0; Stéphane $124,243; Bevin $207,137; Greg $207,137; and Tom $207,137; and the spread (i.e., the difference between the market value and exercise price of shares subject to a stock option) on that date attributable to stock options that would have been made exercisable for the benefit of each of our named executive officers would have been: Joe $0; Stéphane $0, Bevin $14,860; Greg $8,169; and Tom $0.

Other than our 401(k) plan, we do not have any plans that permit employees to defer salary or bonus.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in the company and more closely link their economic interests with those of our shareholders. We require each of our executive officers and directors to hold either shares with a value of $5,000,000 or generally speaking, a number of Morningstar shares and share equivalents that is at least the sum of 12.5% of the total number of exercisable stock options and 25% of the total number of vested restricted stock units and vested performance shares that he or she has been granted. Our executive officers and directors are in compliance with these requirements. We describe our stock ownership requirements in more detail in our Securities Trading and Disclosure Policy, a copy of which is posted on our website at http://corporate.morningstar.com/US/financials/trading_policy.pdf.

Anti-Hedging Policy

Our Securities Trading and Disclosure Policy prohibits employees from engaging in short sales of Morningstar’s common stock and transactions in publicly traded options in Morningstar’s common stock (such as puts, calls, and other derivative securities) on an exchange or in any other organized market.

22	Morningstar, Inc. 2015 Proxy Statement

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Steve Kaplan, Chair
Cheryl Francis
Gail Landis
Bill Lyons
Jack Noonan

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

Morningstar, Inc. 2015 Proxy Statement	23

Executive Compensation

The following table shows compensation for our named executive officers.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Option Awards	Non-Equity Incentive Plan Compensation	[2]	All Other Compensation	[3]	Total
Joe Mansueto	2014	$100,000	$ —	$ —	$ —	$ —		$ 5,295		$ 105,295
Chairman and Chief Executive Officer	2013	100,000	—	—	—	—		5,295		105,295
	2012	100,000	—	—	—	—		5,295		105,295
Stéphane Biehler	2014	350,000	—	405,310	—	335,000		29,733		1,120,043
Chief Financial Officer	2013	45,075	—	999,904	—	40,000		97,796		1,182,775
Bevin Desmond	2014	293,750	—	478,981	—	285,000		13,170		1,070,901
Head of Global Markets and	2013	275,000	—	379,976	—	295,000		12,420		962,396
Human Resources	2012	275,000	—	379,973	—	295,000		12,537		962,510
Greg Goff	2014	350,000	—	734,939	—	315,000		13,170		1,413,109
Chief Technology Officer	2013	350,000	—	299,977	—	300,000		12,842		962,819
	2012	350,000	—	299,987	—	300,000		9,233		959,220
Tom Idzorek	2014	300,000	—	478,981	—	285,000		46,499		1,110,480
Former President, Morningstar	2013	300,000	—	349,950	—	300,000		50,967		1,000,917
Investment Management	2012	290,833	—	849,979	—	240,000		37,304		1,418,116

(1) As required by relevant SEC rules, the amounts represent the aggregate grant date fair value for restricted stock unit awards and performance share awards granted in 2014 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). The amounts included for the performance shares are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating these amounts. If the maximum performance level is achieved, the amounts that would be received with respect to the 2014 performance shares calculated as of the grant date are as follows: Joe $0, Stéphane $310,694, Bevin $517,986, Greg $517,986, and Tom $517,986. For further information on these awards, see the 2014 Grants of Plan-Based Awards table beginning on page 25 of this Proxy Statement.

(2) The amounts represent annual bonus payments made under the Incentive Plan. For further information on these payments, see Compensation Discussion and Analysis—Incentive Plan.

(3) For 2014, the amounts shown represent the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) plan	Other		Total
Joe Mansueto	$45	$ 5,250	$ —		$ 5,295
Stéphane Biehler	45	13,125	16,563	[a]	29,733
Bevin Desmond	45	13,125	—		13,170
Greg Goff	45	13,125	—		13,170
Tom Idzorek	45	13,125	33,329	[b]	46,499

(a) For Stéphane, the amounts shown include $11,339 for corporate housing and a tax reimbursement payment of $5,224 relating to the corporate housing expense.

(b) For Tom, the amounts shown include personal commuting, lodging, and related expenses for travel between our corporate headquarters and his residence outside of Illinois. The amounts reported represent the actual amounts paid or reimbursed by the company.

24	Morningstar, Inc. 2015 Proxy Statement

For 2013, the amounts shown represent the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) plan	Other		Total
Joe Mansueto	$45	$ 5,250	$ —		$ 5,295
Stéphane Biehler	45	766	96,985	[a]	97,796
Bevin Desmond	45	12,375	—		12,420
Greg Goff	45	12,797	—		12,842
Tom Idzorek	45	11,813	39,109	[b]	50,967

(a) For Stéphane, the amounts shown include $57,886 for moving-related expenses and $24,503 for corporate housing. Amounts shown also include a tax reimbursement payment of $14,796 relating to the corporate housing expense. The amounts reported represent the actual amounts paid or reimbursed by the company.

(b) For Tom, the amounts shown include personal commuting, lodging, and related expenses for travel between our corporate headquarters and his residence outside of Illinois. The amounts reported represent the actual amounts paid or reimbursed by the company.

For 2012, the amounts shown represent the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) plan	Other		Total
Joe Mansueto	$45	$ 5,250	$ —		$ 5,295
Stéphane Biehler	—	—	—		—
Bevin Desmond	45	12,492	—		12,537
Greg Goff	45	9,188	—		9,233
Tom Idzorek	45	12,750	24,509	[a]	37,304

(a) For Tom, the amounts shown include personal commuting, lodging, and related expenses for travel between our corporate headquarters and his residence outside of Illinois.

2014 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2014 to each of our named executive officers.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target	[1]			Estimated Future Payouts Under Equity Incentive Plan Awards	[2]	All Other Stock Awards: Number of Shares of Stocks or Units	[3]	Grant Date Fair Value of Stock Award	[4]
					Threshold	Target	Maximum
Joe Mansueto	—	—	$ —		—	—	—		—		$ —
Stéphane Biehler	—	—	350,000		—	—	—		—		—
	March 15, 2014	March 14, 2014	—		0	1,920	3,840		—		155,347
	May 15, 2014	May 8, 2014	—		—	—	—		3,419		249,963
Bevin Desmond	—	—	300,000		—	—	—		—		—
	March 15, 2014	March 14, 2014	—		0	3,201	6,402		—		258,993
	May 15, 2014	May 8, 2014	—		—	—	—		3,009		219,988
Greg Goff	—	—	300,000		—	—	—		—		—
	March 15, 2014	March 14, 2015	—		0	3,201	6,402		—		258,993
	May 15, 2014	May 8, 2014	—		—	—	—		6,510		475,946
Tom Idzorek	—	—	300,000		—	—	—		—		—
	March 15, 2014	March 14, 2014	—		0	3,201	6,402		—		258,993
	May 15, 2014	May 8, 2014	—		—	—	—		3,009		219,988

Morningstar, Inc. 2015 Proxy Statement	25

(1) Amounts shown represent the Incentive Plan bonus target for each participating named executive officer established by the Compensation Committee. The Incentive Plan does not include specified threshold or maximum payout levels.

(2) Amounts shown represent the target and maximum performance shares granted under the Stock Incentive Plan. These performance shares vest on December 31, 2016, subject to the achievement of the threshold performance goal. The number of shares of our common stock to be received at vesting will range from 0% to 200% of the target amount based on the cumulative revenue accrued for the performance period of January 1, 2014 through December 31, 2016. Below threshold performance, none of the shares vest. At target performance, the target number of shares would vest. At maximum performance, twice the target number of shares would vest. Vesting between threshold and target and target and maximum performance levels is determined using straight-line interpolation.

(3) Amounts shown consist of restricted stock units granted under the Stock Incentive Plan. These restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

(4) Amounts shown represent the aggregate grant date fair value for each restricted stock unit grant and performance share grant made in 2014 as determined pursuant to FASB ASC Topic 718. The amounts included for the performance shares are calculated based on the probable satisfaction of the performance condition for these awards as of the grant date. See Note 13 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating this amount.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information concerning outstanding equity awards for our named executive officers as of December 31, 2014.

Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[1]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joe Mansueto	—	—		$ —	—	—		$ —	—	$ —
Stéphane Biehler	—	—		—	—	9,400	[2]	608,274	—	—
	—	—		—	—	—		—	1,920	124,243
Bevin Desmond	—	—		—	—	11,428	[3]	739,506	—	—
	6,000	2,000	[4]	57.28	May 15, 2021	—		—	—	—
	—	—		—	—	—		—	3,201	207,137
Greg Goff	—	—		—	—	13,132	[5]	849,772	—	—
	4,571	1,524	[6]	59.35	November 15, 2021	—		—	—	—
	—	—		—	—	—		—	3,201	207,137
Tom Idzorek	—	—		—	—	15,098	[7]	976,992	—	—
	—	—		—	—	—		—	3,201	207,137

(1) These performance shares vest on December 31, 2016, subject to the achievement of the cumulative revenue performance goal for the performance period from January 1, 2014 through December 31, 2016.

(2) These restricted stock units vest as follows: 1,495 on November 15, 2015, 2016, and 2017; 1,496 on November 15, 2018; 854 on May 2015; and 855 on May 15, 2016, 2017, and 2018.

(3) These restricted stock units vest as follows: 4,707 on May 15, 2015; 3,858 on May 15, 2016; 2,110 on May 15, 2017; and 753 on May 15, 2018.

(4) These options become exercisable in four equal annual installments beginning May 15, 2012.

(5) These restricted stock units vest as follows: 4,078 on May 15, 2015; 646 on November 15, 2015; 4,080 on May 15, 2016; 2,700 on May 15, 2017; and 1,628 on May 15, 2018.

(6) These options become exercisable in four equal annual installments beginning November 15, 2012.

(7) These restricted stock units vest as follows: 4,040 on May 15, 2015; 2,690 on November 15, 2015; 2,922 on May 15, 2016; 2,691 on November 15, 2016; 2,002 on May 15, 2017; and 753 on May 15, 2018.

26	Morningstar, Inc. 2015 Proxy Statement

2014 Option Exercises and Stock Vested

The following table shows certain information concerning the exercise of stock options and vesting of restricted stock units during the year ended December 31, 2014 for each of our named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joe Mansueto	—	$ —	—	$ —
Stéphane Biehler	—	—	5,981	416,158
Bevin Desmond	—	—	5,331	389,771
Greg Goff	—	—	3,091	223,717
Tom Idzorek	—	—	6,695	479,922

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2014 regarding our equity incentive plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Covered by Outstanding Options, Warrants, and Rights)
Equity compensation plans approved by shareholders	872,459	[1]	$40.20	[2]	4,233,052
Equity compensation plans not approved by shareholders	0		—		0
Total	872,459		$40.20		4,233,052

(1) Includes 670,712 restricted stock units, 8,252 shares of restricted stock, and 23,685 performance shares that were outstanding as of December 31, 2014.

(2) Restricted stock unit, restricted stock awards, and performance share awards do not have an exercise price. Accordingly, the outstanding restricted stock unit, restricted stock awards, and performance share awards have been disregarded for purposes of computing the weighted average exercise price.

Morningstar, Inc. 2015 Proxy Statement	27

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counsel, and direction to our management team in the long-term interests of the company and its shareholders. The Audit Committee oversees Morningstar’s accounting and financial reporting processes, as well as audits of Morningstar’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under Nasdaq and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted on our Investor Relations website at http://corporate.morningstar.com/US/InvestorRelations in the Corporate Governance section. Morningstar intends the composition of the Audit Committee, the attributes of its members, and the responsibilities reflected in its charter to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Board last revised the charter in May 2014.

As noted above, the Audit Committee’s role is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions, and internal control over financial reporting. Management is responsible for preparing, presenting, and maintaining the integrity of Morningstar’s financial statements; establishing and maintaining accounting and financial reporting principles and internal controls; and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations.

Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Morningstar’s system of internal controls relating to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee has the authority and responsibility to select, compensate, evaluate and, when appropriate, replace Morningstar’s independent registered public accounting firm. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope, external audit fees, auditor independence, and the extent to which the independent audit firm may be retained to perform non-audit services. KPMG provided the Audit Committee with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence as an independent auditor. The Audit Committee also discussed KPMG’s independence with KPMG and management.

The Audit Committee members are not professional accountants or auditors, and they do not duplicate or certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules. The Audit Committee serves a board-level oversight role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business, financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements, internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly earnings press releases. Management and the independent audit firm review and discuss with the Audit Committee various topics and events

28	Morningstar, Inc. 2015 Proxy Statement

that may have significant financial impact on Morningstar. Management and the independent audit firm also review with the Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar’s internal compliance programs. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. The Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls, or auditing matters. This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential, anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the independent audit firm, including audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to pre-approve additional services. If the Chair pre-approves a service, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Morningstar obtains these services from other firms as needed.

The Audit Committee reviewed and discussed with management and representatives of KPMG Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2014, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and KPMG’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. KPMG represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to Auditing Standard No. 16, “Communications with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates. Based on these views and other discussions, and KPMG’s reports, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee

Cheryl Francis, Chair
Gail Landis
Jack Noonan
Paul Sturm
Hugh Zentmyer

Morningstar, Inc. 2015 Proxy Statement	29

Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for audit and other services provided to us by KPMG LLP, our principal accounting firm, for fiscal years 2014 and 2013.

	2014	2013
Audit Fees	$1,176,263	$ 908,401
Audit-Related Fees	—	73,000
Tax Fees	6,985	—
All Other Fees	11,050	21,050
Total	$1,194,298	$1,002,451

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

This category includes fees for state franchise tax consultation services.

All Other Fees

This category includes fees for services other than the services reported in audit, audit-related, and tax fees.

30	Morningstar, Inc. 2015 Proxy Statement

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

Our Code of Ethics is designed to help our directors, executive officers, and employees address situations that may involve a conflict of interest. These include situations in which an individual’s personal interests are in conflict with the interests of the company; situations in which an individual or family member receives personal benefits as a result of his or her position with the company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the company.

The Nominating and Corporate Governance Committee Charter requires that the Nominating and Corporate Governance Committee review potential conflicts of interests of prospective and current directors. Under our Corporate Governance Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, a change in our business operations or in a director’s circumstances, the director should immediately report that matter to our General Counsel for evaluation. Our General Counsel has the discretion to report any actual or potential conflicts to the Chair of the Nominating and Corporate Governance Committee and is required to report to the Chair all conflicts that would require disclosure as a related party transaction or involve a relationship with a competitor. If a significant conflict cannot be resolved, the director may be expected to resign.

The Audit Committee Charter requires that the Audit Committee review all related party transactions involving directors and executive officers. In addition, the Board reviews the independence of each director on an annual basis. As part of this process, the Board reviews and discusses information provided by the directors and management about each director’s business and personal activities as they relate to the company. Related party transactions are disclosed to all directors during this process. See Board of Directors and Corporate Governance—Independent Directors for additional information about the Board’s independence review.

Relationships with Eaton Vance Management

As described in the beneficial ownership table beginning on page 14 of this proxy statement, Eaton Vance Management (Eaton Vance) holds, on behalf of itself and its clients for whom it has taken investment discretion, 10.6% of our common stock. We have a variety of commercial relationships with Eaton Vance for purchases of our products, including Morningstar Direct, Morningstar Advisor Workstation, and Morningstar Data. We recorded revenue of approximately $767,000 from Eaton Vance in 2014.

Morningstar, Inc. 2015 Proxy Statement	31

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from our directors and executive officers, we believe all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) during 2014.

Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2016 Annual Shareholders’ Meeting must be received by us no later than December 4, 2015. The shareholder proposal must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b)(2), to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard Robbins, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal be submitted by certified mail—return receipt requested. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Shareholders who intend to nominate a director or present a proposal at our 2015 Annual Shareholders’ Meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than November 4, 2015 and no later than December 4, 2015. The notice must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. You can view a copy of the by-laws on our website at http://corporate.morningstar.com/US/documents/PR/ByLaws.pdf. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements. The proposal or nomination must be submitted to our principal executive offices, in care of our General Counsel and Corporate Secretary, by mail to Richard Robbins, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee, see Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.

32	Morningstar, Inc. 2015 Proxy Statement

Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2014 are included in our 2014 Annual Report to Shareholders, which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2014 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6621. Our 2014 Annual Report and this proxy statement are available on our website at http://corporate.morningstar.com/US/InvestorRelations.

Communicating With Us

We encourage all interested parties—including securities analysts, potential shareholders, and others—to submit questions to us in writing. If you have a question about our business, please contact us by sending an e-mail message to investors@morningstar.com or sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 West Washington Street, Chicago, Illinois 60602. We will make written responses to selected inquiries available to all investors at the same time in Form 8-K reports furnished to the Securities and Exchange Commission each month.

Please visit http://corporate.morningstar.com/US/InvestorRelations to obtain press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest investor information kit or annual report, please send your request to investors@morningstar.com.

Morningstar, Inc. 2015 Proxy Statement	33

Morningstar, Inc.
22 West Washington Street
Chicago
Illinois, 60602

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M84777-P63260 MORNINGSTAR, INC. 22 WEST WASHINGTON STREET CHICAGO, IL 60602 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ElEcTRONIc DElIVERY Of fuTuRE PROXY MATERIAlS If you would like to reduce the costs incurred by Morningstar in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. MORNINGSTAR, INc. Please indicate if you plan to attend this meeting. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! for Against Abstain ! ! ! Yes No for Against Abstain 1. Election of Directors The Board of Directors recommends you vote fOR all of the listed nominees. 1a. Joe Mansueto 1b. Don Phillips 1c. Cheryl Francis 1d. Steve Kaplan 1e. Gail Landis 1f. Bill Lyons 1g. Jack Noonan 1i. Hugh Zentmyer 1h. Paul Sturm 2. Ratification of the appointment of KPMG LLP as Morningstar's independent registered public accounting firm for 2015. The Board of Directors recommends you vote fOR proposal 2. Please sign your name(s) as it appear(s) on this proxy. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give your full title.

M84778-P63260 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2015. The shares of stock you hold in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted fOR all of the nominees listed on Item 1, fOR Item 2, and in the discretion of the proxyholders on any other matter that properly comes before the meeting. By signing the proxy, you revoke all prior proxies and appoint Heidi Miller and Richard Robbins, or either of them, with full power of substitution to vote these shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments. continued and to be signed on reverse side May 12, 2015 9:00 A.M. Annual Meeting of Shareholders Proxy – MORNINGSTAR, INc.